Exhibit 10.2
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT is made and entered into as of the 1st day of May, 2008 by and between ALLIANCE BANKSHARES CORPORATION, a Virginia corporation, hereinafter called the “Corporation”, ALLIANCE BANK CORPORATION, a Virginia corporation, hereinafter called the “Bank”, and THOMAS A. YOUNG, JR. hereinafter called “Employee”, and provides as follows:
RECITALS
     WHEREAS, the Corporation is a bank holding company engaged in the operation of a bank; and
     WHEREAS, the Bank is a financial institution which is a wholly owned subsidiary of the Corporation; and
     WHEREAS, Employee has been involved in the management of the Corporation and the Bank, and previously was involved in the management of the business and affairs of an entity similar to the Corporation and, therefore, possesses managerial experience, knowledge, skills and expertise in such type of business; and
     WHEREAS, the employment of Employee by the Corporation and the Bank is in the best interests of the Corporation, the Bank and Employee; and
     WHEREAS, the parties have mutually agreed upon the terms and conditions of Employee’s continued employment by the Corporation and the Bank as hereinafter set forth;
TERMS OF AGREEMENT
     NOW, THEREFORE, for and in consideration of the premises and of the mutual promises and undertakings of the parties as hereinafter set forth, the parties covenant and agree as follows:
     Section 1. Employment. (a) Employee shall be employed as the President and Chief Executive Officer of the Corporation and the Bank. He shall perform such services for the Corporation and/or one or more Affiliates as may be assigned to Employee by the Corporation from time to time upon the terms and conditions hereinafter set forth.
          (b) References in this Agreement to services rendered for the Corporation and compensation and benefits payable or provided by the Corporation shall include services rendered for and compensation and benefits payable or provided by any Affiliate. References in this Agreement to the “Corporation” also shall mean and refer to each Affiliate for which Employee performs services. References in this Agreement to

“Affiliate” shall mean any business entity that, directly or indirectly, through one or more intermediaries, is controlled by the Corporation.
          (c) The parties recognize that the Board of Directors of the Corporation shall manage the business affairs of the Corporation and that the relationship between the Corporation and Employee shall be that of an employer and an employee. The Board of Directors shall have the sole authority to set and establish the hours of operation of the business and to set and establish reasonable work schedules and standards applicable to Employee.
     Section 2. Term. The term of this Agreement shall continue until May 1, 2011 unless sooner terminated under the terms of this Agreement (the “Initial Term”). This Agreement shall be renewed automatically for successive additional terms of one (1) year each unless either party gives the other notice of nonrenewal at least sixty (60) days prior to such May 1st anniversary date.
     Section 3. Exclusive Service. Employee shall devote his best efforts and full time to rendering services on behalf of the Corporation in furtherance of its best interests. Employee shall comply with all policies, standards and regulations of the Corporation now or hereafter promulgated, and shall perform his duties under this Agreement to the best of his abilities and in accordance with standards of conduct applicable to chief executive officers of banks.
     Section 4. Salary. (a) As compensation while employed hereunder, Employee, during his faithful performance of this Agreement, in whatever capacity rendered, shall receive an annual base salary of $291,500 payable on such terms and in such installments (but not less frequently than monthly) as the parties may from time to time mutually agree upon. The Board of Directors, in its discretion, may increase Employee’s base salary during the term of this Agreement, but in no event shall the annual base salary be reduced.
          (b) The Corporation shall withhold state and federal income taxes, social security taxes and such other payroll deductions as may from time to time be required by law or agreed upon in writing by Employee and the Corporation. The Corporation shall also withhold and remit to the proper party any amounts agreed to in writing by the Corporation and Employee for participation in any corporate sponsored benefit plans for which a contribution is required.
          (c) Except as otherwise expressly set forth hereunder, no compensation shall be paid pursuant to this Agreement in respect of any month or portion thereof subsequent to any termination of Employee’s employment by the Corporation.
     Section 5. Corporate Benefit Plans. (a) Employee shall be entitled to participate in or become a participant in any employee benefit plan maintained by the Corporation for which he is or will become eligible on such terms as the Board of Directors may, in its discretion, establish, modify or otherwise change.

          (b) The Corporation shall provide Employee with a disability insurance policy providing benefits commensurate with other employees as so amended by the Board from time to time.
          (c) The Corporation shall pay the premiums on group term insurance on the life of Employee in an amount equal to two times his base salary under a group term life insurance program or policy of the Corporation’s choosing. Additionally, the Corporation shall pay the annual premiums on two $300,000 policies with Metlife policy #006425827AH and Reassure America Life Ins. Co. policy #AUCK002933.
     Section 6. Bonuses. Employee shall receive only such bonuses as the Board of Directors, in its discretion, decides to pay to Employee. Any bonus payments due to Employee shall be payable to Employee no later than 2-1/2 months after the end of the Corporation’s taxable year or the calendar year, whichever is later, in which first vested for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
     Section 7. Expense Account. (a) The Corporation shall reimburse Employee for reasonable and customary business expenses incurred in the conduct of the Corporation’s business. Such expenses will include business meals, out-of-town lodging and travel expenses, and membership dues and costs to attend meetings and conventions of business-appropriate organizations and associations. Employee agrees to timely submit records and receipts of reimbursable items and agrees that the Corporation can adopt reasonable rules and policies regarding such reimbursement. The Corporation agrees to make prompt payment to Employee following receipt and verification of such reports, but in no event later than the last day of the calendar year following the calendar year in which Employee incurs the reimbursable expense.
          (b) The Corporation will provide Employee an allowance of up to $1,400 per month to lease an automobile for personal and business use and will pay or reimburse Employee for all maintenance, insurance, fuel and taxes on such automobile. The Corporation shall be the lessee of the automobile.
     Section 8. Sick Leave. Employee shall be entitled to the same sick leave as the Board of Directors may from time to time designate for all full-time employees of the Corporation.
     Section 9. Vacations. Employee shall be entitled to twenty (20) week days of vacation leave each year which shall be taken at such time or times as may be approved by the Corporation and during which Employee’s compensation hereunder shall continue to be paid.
     Section 10. Termination. (a) Notwithstanding the termination of Employee’s employment pursuant to any provision of this Agreement, the parties shall be required to carry out any provisions of this Agreement which contemplate performance by them subsequent to such termination. In addition, no termination shall affect any liability or other obligation of either party which shall have accrued prior to such termination, including, but not limited to, any liability, loss or damage on account of breach. No termination of employment shall terminate the obligation of the Corporation to make payments of any vested benefits provided hereunder or the obligations of Employee under Sections 11, 12 and 13.
          (b) Employee’s employment hereunder may be terminated by Employee upon thirty (30) days written notice to the Corporation or at any time by mutual agreement in writing.
          (c) This Agreement shall terminate upon the death of Employee; provided, however, that in such event the Corporation shall pay to the estate of Employee the compensation including salary and accrued bonus, if any, which otherwise would be payable to Employee through the end of the month in which his death occurs.
          (d) The Corporation may terminate Employee’s employment other than for “Cause”, as defined in Section 10(e), at any time upon written notice to Employee, which termination shall be effective immediately. Employee may resign thirty (30) days after notice to the Corporation for “Good Reason”, as hereafter defined. In the event the Employee’s employment terminates pursuant to this Section 10(d), subject to Section 23 hereof, Employee shall receive a monthly amount equal to one-twelfth (1/12) his rate of annual base salary in effect immediately preceding such termination (“Termination Compensation”) in each month for twelve (12) months or the remainder of the term of this Agreement, whichever is greater. Payments of the Termination Compensation shall be made at the times such payments would have been made in accordance with Section 4(a). Notwithstanding anything in this Agreement to the contrary, if Employee breaches Section 11 or 12, Employee will not thereafter be entitled to receive any further compensation or benefits pursuant to this Section 10(d). In addition, notwithstanding anything in this Agreement to the contrary, the Corporation shall not be required to make payment of the Termination Compensation or any portion thereof to the extent such payment is prohibited by the terms of the regulations presently found at 12 C.F.R. part 359 or to the extent that any other governmental approval of the payment required by law is not received.
     For purposes of this Agreement, “Good Reason” shall mean:
          (i) The assignment of duties to the Employee by the Corporation which result in the Employee having significantly less authority or responsibility than he has on the date hereof, without his express written consent;
          (ii) The removal of the Employee from or any failure to re-elect him to the position of President and Chief Executive Officer of the Corporation and Alliance Bank;
          (iii) Requiring the Employee to maintain his principal office outside of Fairfax County, Virginia;

          (iv) A reduction by the Corporation of the Employee’s annual base salary (which shall also constitute a breach of Section 4(a) hereof);
          (v) The failure of the Corporation to provide the Employee with substantially the same fringe benefits that are provided to him at the inception of his employment; except as a result of severe financial distress that leads to a general decrease in the level of compensation or benefits of all or substantially all of the Corporation’s employees;
          (vi) The Corporation’s failure to comply with any material term of this Agreement; or
          (vii) The failure of the Corporation to obtain the assumption of and agreement to perform this Agreement by any successor as contemplated in Section 14 hereof.
          (e) The Corporation shall have the right to terminate Employee’s employment under this Agreement at any time for Cause, which termination shall be effective immediately. Termination for “Cause” shall include termination for Employee’s personal dishonesty, incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, conviction of a felony or of a misdemeanor involving moral turpitude, misappropriation of the Corporation’s assets (determined on a reasonable basis) or those of its Affiliates, or material breach of any other provision of this Agreement. In the event Employee’s employment under this Agreement is terminated for Cause, Employee shall thereafter have no right to receive compensation or other benefits under this Agreement.
          (f) The Corporation may terminate Employee’s employment under this Agreement, after having established the Employee’s disability by giving to Employee written notice of its intention to terminate his employment for disability and his employment with the Corporation shall terminate effective on the 90th day after receipt of such notice if within 90 days after such receipt Employee shall fail to return to the full-time performance of the essential functions of his position (and if Employee’s disability has been established pursuant to the definition of “disability” set forth below). For purposes of this Agreement, “disability” means either (i) disability which after the expiration of more than 13 consecutive weeks after its commencement is determined to be total and permanent by a physician selected and paid for by the Corporation or its insurers, and acceptable to Employee or his legal representative, which consent shall not be unreasonably withheld or (ii) disability as defined in the policy of disability insurance maintained by the Corporation or its Affiliates for the benefit of Employee, whichever shall be more favorable to Employee. Notwithstanding any other provision of this Agreement, the Corporation shall comply with all requirements of the Americans with Disabilities Act, 42 U.S.C. § 12101 et. seq.

          (g) If Employee is suspended and/or temporarily prohibited from participating in the conduct of the Corporation’s affairs by a notice served pursuant to the Federal Deposit Insurance Act, the Corporation’s obligations under this Employment Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Corporation may in its discretion (i) pay Employee all or part of the compensation withheld while its contract obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.
          (h) If Employee is removed and/or permanently prohibited from participating in the conduct of the Corporation’s affairs by an order issued under the Federal Deposit Insurance Act or the Code of Virginia, all obligations of the Corporation under this Employment Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.
          (i)(1) If Employee’s employment is terminated without Cause or if he resigns for Good Reason within one year after a Change of Control shall have occurred, then on Employee’s last day of employment with the Corporation, but subject to Section 23 hereof, the Corporation shall pay to Employee as compensation for services rendered to the Corporation and its Affiliates an aggregate amount (subject to any applicable payroll or other taxes required to be withheld) equal to the excess, if any (the “Change of Control Severance Compensation”), of (i) 299% of Employee’s “annualized includable compensation for the base period”, as defined in Section 280G of the Code over (ii) the total amount payable to Employee under Section 10(d), provided that the aggregate amount of Change of Control Severance Compensation required to be paid hereby shall be paid by the Corporation in equal installments over the thirty-six (36) months succeeding the date of termination. Payments of the Change of Control Severance Compensation shall be made at the times Employee’s base salary payments would have been made in accordance with Section 4(a).
          (2) For purposes of this Agreement, a Change of Control occurs if, after the date of this Agreement, (i) any person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the owner or beneficial owner of Corporation securities having 50% or more of the combined voting power of the then outstanding Corporation securities that may be cast for the election of the Corporation’s directors other than a result of an issuance of securities initiated by the Corporation, or open market purchases approved by the Board of Directors, as long as the majority of the Board of Directors approving the purchases is a majority at the time the purchases are made; or (ii) as the direct or indirect result of, or in connection with, a tender or exchange offer, a merger or other business combination, a sale of assets, a contested election of directors, or any combination of these events, the persons who were directors of the Corporation before such events cease to constitute a majority of the Corporation’s Board, or any successor’s board, within two years of the last of such transactions. For purposes of this Agreement, a Change of Control occurs on the date on which an event described in (i) or (ii) occurs. If a Change of Control occurs on account of a series of transactions or events, the Change of Control occurs on the date of the last of such transactions or events.

          (3) It is the intention of the parties that no payment be made or benefit provided to Employee pursuant to this Agreement that would constitute an “excess parachute payment” within the meaning of Section 280G of the Code and any regulations thereunder, thereby resulting in a loss of an income tax deduction by the Corporation or the imposition of an excise tax on Employee under Section 4999 of the Code. If the independent accountants serving as auditors for the Corporation on the date of a Change of Control (or any other accounting firm designated by the Corporation) determine that some or all of the payments or benefits scheduled under this Agreement, as well as any other payments or benefits on a Change of Control, would be nondeductible by the Corporation under Section 280G of the Code, then the payments scheduled under this Agreement will be reduced to one dollar less than the maximum amount which may be paid without causing any such payment or benefit to be nondeductible. The determination made as to the reduction of payments or benefits required hereunder by the independent accountants shall be binding on the parties. In the event payments or benefits are to be reduced, the Corporation shall effect the reduction by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time. Any reduction pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing Employee’s rights and entitlements to any benefits or compensation.
     Section 11. Confidentiality/Nondisclosure. Employee covenants and agrees that any and all information concerning the customers, businesses and services of the Corporation of which he has knowledge or access as a result of his association with the Corporation in any capacity, shall be deemed confidential in nature and shall not, without the proper written consent of the Corporation, be directly or indirectly used, disseminated, disclosed or published by Employee to third parties other than in connection with the usual conduct of the business of the Corporation. Such information shall expressly include, but shall not be limited to, information concerning the Corporation’s trade secrets, business operations, business records, customer lists or other customer information. Upon termination of employment Employee shall deliver to the Corporation all originals and copies of documents, forms, records or other information, in whatever form it may exist, concerning the Corporation or its business, customers, products or services. In construing this provision it is agreed that it shall be interpreted broadly so as to provide the Corporation with the maximum protection. This Section 11 shall not be applicable to any information which, through no misconduct or negligence of Employee, has previously been disclosed to the public by anyone other than Employee.
     Section 12. Covenant Not to Compete. During the term of this Agreement and throughout any further period that he is an officer or employee of the Corporation, and for a period of twelve (12) months from and after the date that Employee is (for any reason) no longer employed by the Corporation or for a period of twelve (12) months from the date of entry by a court of competent jurisdiction of a final judgment enforcing this covenant in the event of a breach by Employee, whichever is later, Employee covenants and agrees that he will not, directly or indirectly, either as a principal, agent, employee, employer, stockholder, co-partner or in any other individual or representative capacity whatsoever: (i) engage in a Competitive Business anywhere within a five (5) mile radius of any office operated by the Corporation on the date Employee’s employment terminates; or (ii) solicit, or assist any other person or business entity in soliciting, any depositors or other customers of the Corporation to make deposits in or to become customers of any other financial institution conducting a Competitive Business; or (iii) induce any individuals to terminate their employment with the Corporation or its Affiliates. As used in this Agreement, the term “Competitive Business” means all banking and financial products and services that are substantially similar to those offered by the Corporation on the date that Employee’s employment terminates.
     Section 13. Injunctive Relief, Damages, Etc. Employee agrees that given the nature of the positions held by Employee with the Corporation, that each and every one of the covenants and restrictions set forth in Sections 11 and 12 above are reasonable in scope, length of time and geographic area and are necessary for the protection of the significant investment of the Corporation in developing, maintaining and expanding its business. Accordingly, the parties hereto agree that in the event of any breach by Employee of any of the provisions of Sections 11 or 12 that monetary damages alone will not adequately compensate the Corporation for its losses and, therefore, that it may seek any and all legal or equitable relief available to it, specifically including, but not limited to, injunctive relief and Employee shall be liable for all damages, including actual and consequential damages, costs and expenses, including legal costs and actual attorneys’ fees, incurred by the Corporation as a result of taking action to enforce, or recover for any breach of, Section 11 or Section 12. The covenants contained in Sections 11 and 12 shall be construed and interpreted in any judicial proceeding to permit their enforcement to the maximum extent permitted by law. Should a court of competent jurisdiction determine that any provision of the covenants and restrictions set forth in Section 12 above is unenforceable as being overbroad as to time, area or scope, the court may strike the offending provision or reform such provision to substitute such other terms as are reasonable to protect the Corporation’s legitimate business interests.

     Section 14. Binding Effect/Assignability. This Employment Agreement shall be binding upon and inure to the benefit of the Corporation and Employee and their respective heirs, legal representatives, executors, administrators, successors and assigns, but neither this Agreement, nor any of the rights hereunder, shall be assignable by Employee or any beneficiary or beneficiaries designated by Employee. The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business, stock or assets of the Corporation, by agreement in form and substance reasonably satisfactory to the Employee, to expressly assume and agree to perform this Agreement in its entirety. Failure of the Corporation to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Employee to the compensation described in Section 10(d). As used in this Agreement, “Corporation” shall mean Alliance Bankshares Corporation, a Virginia corporation, and any successor to its respective business, stock or assets as aforesaid which executes and delivers the agreement provided for in this Section 14 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.
     Section 15. Governing Law. This Employment Agreement shall be subject to and construed in accordance with the laws of the Commonwealth of Virginia, without giving effect to its principles of conflict of laws.
     Section 16. Litigation. In the event of any dispute between the parties concerning this Agreement, each party shall be responsible for obtaining counsel at its own expense; however, in the event that the Corporation does not substantially prevail in any litigation arising under this Agreement, the Corporation shall promptly reimburse the Employee for all reasonable attorneys’ fees and expenses incurred in connection with such litigation.
     Section 17. Invalid Provisions. The invalidity or unenforceability of any particular provision of this Employment Agreement shall not affect the validity or enforceability of any other provisions hereof, and this Employment Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.
     Section 18. Notices. Any and all notices, designations, consents, offers, acceptance or any other communications provided for herein shall be given in writing and shall be deemed properly delivered if delivered in person or by registered or certified mail, return receipt requested, addressed in the case of the Corporation to its registered office or in the case of Employee to his last known address.
     Section 19. Entire Agreement. (a) This Employment Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any and all other agreements, either oral or in writing, among the parties hereto with respect to the subject matter hereof.
          (b) This Employment Agreement may be executed in one or more counterparts, each of which shall be considered an original copy of this Agreement, but all of which together shall evidence only one agreement.

     Section 20. Amendment and Waiver. This Employment Agreement may not be amended except by an instrument in writing signed by or on behalf of each of the parties hereto. No waiver of any provision of this Employment Agreement shall be valid unless in writing and signed by the person or party to be charged.
     Section 21. Case and Gender. Wherever required by the context of this Employment Agreement, the singular or plural case and the masculine, feminine and neuter genders shall be interchangeable.
     Section 22. Captions. The captions used in this Employment Agreement are intended for descriptive and reference purposes only and are not intended to affect the meaning of any Section hereunder.
     Section 23. Deferred Compensation Omnibus Provision. (a) It is intended that any payment or benefit which is provided pursuant to or in connection with this Agreement which is considered to be deferred compensation subject to Section 409A of the Code shall be paid and provided in a manner, and at such time, including without limitation payment and provision of benefits only in connection with the occurrence of a permissible payment event contained in Section 409A of the Code (e.g. death, disability, separation from service from the Corporation and its affiliates as defined for purposes of Section 409A of the Code), and in such form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance.
          (b) In connection with effecting such compliance with Section 409A of the Code, the following shall apply:
          (1) Notwithstanding any other provision of this Agreement, the Corporation is authorized to amend this Agreement, to void or amend any election made by Employee under this Agreement and/or to delay the payment of any monies and/or provision of any benefits in such manner as may be determined by it to be necessary or appropriate to comply, or to evidence or further evidence required compliance, with Section 409A of the Code (including any transition or grandfather rules thereunder).
          (2) Neither Employee nor the Corporation shall take any action to accelerate or delay the payment of any monies and/or provision of any benefits in any manner which would not be in compliance with Section 409A of the Code (including any transition or grandfather rules thereunder).
          (3) If Employee is a specified employee for purposes of Section 409A(a)(2)(B)(i) of the Code, any payment or provision of benefits in connection with a separation from service payment event (as determined for purposes of Section 409A of the Code) shall not be made until six months after Employee’s separation from service (the “409A Deferral Period”). In the event such payments are otherwise due to be made in installments or periodically during the 409A Deferral Period, the payments which would otherwise have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled. In the event benefits are required to be deferred, any such benefit may be provided during the 409A Deferral Period at Employee’s expense, with Employee having a right to reimbursement from the Corporation once the 409A Deferral Period ends, and the balance of the benefits shall be provided as otherwise scheduled.
          (4) If a Change of Control occurs but the Change of Control does not constitute a 409A Change of Control, then payment of any amount or provision of any benefit under this Agreement which is considered to be deferred compensation subject to Section 409A of the Code shall be deferred until another permissible payment event contained in Section 409A of the Code occurs (e.g., death, disability, separation from service from the Corporation and its affiliated companies as defined for purposes of Section 409A of the Code), including any deferral of payment or provision of benefits for the 409A Deferral Period as provided above.
          (5) For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code.
          (6) For purposes of this Agreement, for purposes of determining time of (but not entitlement to) payment or provision of deferred compensation for purposes of Section 409A of the Code in connection with a termination of employment, termination of employment will be read to mean a “separation from service” within the meaning of Section 409A of the Code where it is reasonably anticipated that no further services would be performed after that date or that the level of bona fide services Employee would perform after that date (whether as an employee or independent contractor) would permanently decrease to less than 50% of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period.
          (7) For purposes of this Agreement, a key employee for purposes of Section 409A(a)(2)(B)(i) of the Code shall be determined on the basis of the applicable 12–month period ending on the specified employee identification date designated by the Corporation consistently for purposes of this Agreement and similar agreements or, if no such designation is made, based on the default rules and regulations under Section 409A(a)(2)(B)(i) of the Code.
          (c) Notwithstanding any other provision of this Agreement, the Corporation shall not be liable to Employee if any payment or benefit which is to be provided pursuant to this Agreement and which is considered deferred compensation subject to Section 409A of the Internal otherwise fails to comply with, or be exempt from, the requirements of Section 409A of the Code.
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the Corporation has caused this Employment Agreement to be signed by its duly authorized officer and Employee has hereunto set his hand and seal on the day and year first above written.

ALLIANCE BANKSHARES CORPORATION
By:	/s/ Harvey E. Johnson, Jr.
Title: Chairman of the Board of Directors

ATTEST:

/s/ Joyce E. Vanneman

ALLIANCE BANK CORPORATION
By:	/s/ Harvey E. Johnson, Jr.
Title: Chairman, Board of Directors

ATTEST:

/s/ Joyce E. Vanneman

EMPLOYEE
/s/ Thomas A. Young, Jr.	(SEAL)
Thomas A. Young, Jr.

ATTEST:

/s/ Joyce E. Vanneman